Consulting Service Agreement

This Agreement is made effective as of July 1, 2005 (the "Effective Date"), by and between BAJJER, LLC ("CONSULTANT") of 836 Blue Jay Lane, Coppell, TX 75019, and Local Telecom Systems, Inc. ("Client") of 3537 West 7th Street, Fort Worth, TX 76107.

In this Agreement, the party who is contracting to receive services shall be referred to as "CLIENT", and the party who will be providing the services shall be referred to as "CONSULTANT".

CONSULTANT has a background in financial, operational and accounting consulting and is willing to provide services to CLIENT based on this background. Additionally, Consultant has negotiation and structuring experience to assist CLIENT and has also provided previous services to CLIENT.

CLIENT agrees that previous services have been provided by CONSULTANT and desires to have future services provided by CONSULTANT.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the Effective Date, CONSULTANT will provide the following services (collectively, the "Services"):

A) Assist CLIENT in preparation of financial, operational and accounting reports and schedules as requested. These include, but are not limited to the following:

            a. Assistance with pro-forma financial statements including assumptions.
            b.    Assistance with pro-forma cash flow projections.
            c. Acquisition and merger analysis including effect on financial statements and cash flow.
            d. Assistance with internal control structure including recommendations.
            e. Assistance with financial, operational and accounting reporting.
            f.    Assisting with restructuring CLIENT.
            g. Assistance with structuring and negotiation of agreements with CLIENT.

B) Referral of CLIENT to potential funding sources. These sources include Spencer Clarke LLC and Q4I.

C)    Other matters as requested by CLIENT.

2. PERFORMANCE OF SERVICES. CONSULTANT shall determine the manner in which the Services are to be performed and the specific hours to be worked by CONSULTANT.

3. COMPENSATION. CLIENT will compensate CONSULTANT for the Services provided through an ongoing consulting fee of eighteen (18) basis points for all consolidated originated mortgage loan volume originated by CLIENT and/or its wholly owned subsidiaries or affiliates, including acquisitions, mergers and partnerships. Consolidated originated loan volume is defined as all mortgage loans including retail, wholesale, commercial, brokerage, banking, ABA and any other mortgage loan that is processed or handled by CLIENT and/or its wholly owned subsidiaries or affiliates, including acquisitions, mergers and partnerships. CLIENT agrees to remit consulting fee payment to CONSULTANT by the 15th day of each month, for the prior month's volume, with a schedule detailing the calculation of the consulting fee. For prior services, CLIENT agrees to pay to CONSULTANT a one time fee of $325,000 which must be paid on or before September 30, 2006.


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4. EXPENSE REIMBURSEMENT. CONSULTANT shall be entitled to reimbursement from
CLIENT for all reasonable "out-of-pocket" expenses directly related to the services provided such as, but not limited to: travel, copying expenses, etc. as approved by CLIENT in advance.

5. TERM/TERMINATION. This Agreement is for a twenty (20) year period and shall terminate automatically on July 1, 2025, unless both CLIENT and CONSULTANT agree in writing to an amendment of the agreement.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that CONSULTANT is an independent contractor with respect to CLIENT, and not an employee of CLIENT. CLIENT will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of CONSULTANT.

7. CONFIDENTIALITY. CONSULTANT recognizes that CLIENT as and will have medical and legal information which need to be protected from improper disclosure. In consideration for the disclosure of the Information, CONSULTANT agrees that CONSULTANT will not at any time or in any manner, either directly or indirectly, use any Information for CONSULTANT's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of CLIENT. CONSULTANT will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

8. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that CONSULTANT has disclosed (or has threatened to disclose) Information in violation of this Agreement, CLIENT shall be entitled to an injunction to restrain CONSULTANT from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. CLIENT shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9. SERVICES TO THIRD PARTIES. The parties recognize that CONSULTANT may provide consulting services to other parties. However, the confidentiality provisions of this Agreement bind CONSULTANT, and CONSULTANT may not use the information, directly or indirectly, for the benefit of third parties.

10. RETURN OF RECORDS. Upon termination of this Agreement, CONSULTANT shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in CONSULTANT's possession or under CONSULTANT's control and that are CLIENT's property or relate to CLIENT's business.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


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IF for CLIENT:                                          IF for CONSULTANT:
William R. Miertschin                                   Bruce A. Hall
President and CEO                                       836 Blue Jay Lane
Local Telecom Systems, Inc.                             Coppell, TX 75019
7738 Forest Lane #102
Dallas, TX 75230

Either party may change such address from time to time by providing written notice to the other in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. The laws of the State of Texas shall govern this Agreement.


LOCAL TELECOM SYSTEMS, INC.

By:                                             September 23, 2005
    ---------------------------------
William R. Miertschin
President and CEO


BAJJER, L.L.C.

Bruce A. Hall

By:                                             September 23, 2005
    ---------------------------------
Bruce A. Hall, Managing Member


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